Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 4, 2005 (February 18, 2005 as to Notes 6 and 17), relating to the financial statements of Accuride Corporation, included in the Annual Report on Form 10-K of Accuride Corporation for the year ended December 31, 2004 and of our report dated February 4, 2005 (February 18, 2005 as to Note 6 and April 20, 2005 as to Notes 17 and 18), appearing in the Prospectus, which is a part of Amendment No. 4 to Registration Statement No. 333-121944.  We also consent to the reference to us under the headings “Selected Historical Consolidated Financial and Other Data of Accuride” and “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Indianapolis, IN
April 20, 2005